Exhibit 99.1
CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES SECOND QUARTER 2019 FINANCIAL RESULTS

Atlanta, Georgia August 5, 2019 -- Ciner Resources LP (NYSE: CINR) (“we”, “us, “our”, or the “Partnership”) today reported its financial and operating results for the second quarter ended June 30, 2019.

Second Quarter 2019 Financial Highlights:

•	Net sales of $129.8 million increased 18.1% over the prior-year second quarter; year-to-date net sales of $260.2 million increased 12.6% over the prior-year.

•	Soda ash volume produced and sold increased 16.5% and 16.1% over the prior-year second quarter; year-to-date soda ash volume produced and sold increased 8.4% and 8.3% over the prior-year.

•
Net income of $23.8 million decreased $10.7 million over the prior-year second quarter; year-to-date net income of $49.0 million decreased $6.4 million over the prior-year. The comparative decrease in net income for the three and six months ended June 30, 2019 includes: a $27.5 million litigation settlement in the second quarter of 2018 significantly offset by in excess of an increase of 90,000 and 100,000 tons produced and tons sold during the second quarter and year to date of 2019, respectively, and an increase in average price sold of $3.31 and $7.38 per ton for the three and six months ended June 30, 2019, respectively.

•
Adjusted EBITDA of $32.8 million decreased 23.5% over the prior-year second quarter; year-to-date adjusted EBITDA of $66.0 million decreased 7.9% over the prior-year. The comparative decrease in adjusted EBITDA for the three and six months ended June 30, 2019 includes: a $27.5 million litigation settlement in the second quarter of 2018 significantly offset by in excess of an increase of 90,000 and 100,000 tons produced and tons sold during the second quarter and year to date of 2019, respectively, and an increase in average price sold of $3.31 and $7.38 per ton for the three and six months ended June 30, 2019, respectively.

•
Earnings per unit of $0.560 for the quarter decreased 32.5% over the prior-year second quarter of $0.830; year-to-date earnings per unit of $1.170 decreased 12.7% over the prior-year. Net income attributable to the Partnership for the second quarter of 2018, the measure upon which earnings per unit is calculated, included a $27.5 million litigation settlement whose comparative effects on our current year results are discussed above.

•	Quarterly distribution declared per unit of $0.340 decreased 40.0% compared to the prior-year second quarter and remained flat compared to the first quarter of 2019.

•
Net cash provided by operating activities of $22.4 million increased 12.6% over prior-year second quarter; year-to-date net cash provided by operating activities of $28.0 million decreased by 51.0% over the prior-year.

•
Distributable cash flow of $13.9 million decreased 29.1% compared to the prior-year second quarter; year-to-date distributable cash flow of $29.5 million decreased 9.8% over the prior year. The comparative decrease in distributable cash flow for the three and six months ended June 30, 2019 includes: a $27.5 million litigation settlement in the second quarter of 2018 significantly offset by in excess of an increase of 90,000 and 100,000 tons produced and tons sold during the second quarter and year to date of 2019, respectively, and an increase in average price sold of $3.31 and $7.38 per ton for the three and six months ended June 30, 2019, respectively.

•	The distribution coverage ratio was 2.01 and 1.70 for the three months ended June 30, 2019 and 2018, respectively; and 2.15 and 1.43 for the six months ended June 30, 2019 and 2018, respectively.
Oğuz Erkan, CEO, commented: “The second quarter marked another strong quarter from our business, as a continued focus on operational performance resulted in record second quarter production of 675,000 tons. We have now achieved record production in three consecutive quarters, highlighting our renewed emphasis on the day to day reliability of our assets.
Strong production combined with favorable soda ash market pricing led to consistent financial results through the first half of 2019, achieving $66 million of EBITDA year to date and over $130 million in the last twelve months. In turn, distributable cash flow generated in the first half of 2019 was $29.5 million and $55.1 million for the last twelve months.

We have also begun the preliminary engineering for our major expansion project, which we believe will be transformative to our business. Not only are we increasing our production capacity by 30%, the project will provide several benefits to our overall operational efficiency, reliability and cost structure. As timing and economics become more defined, we will communicate updates to our project development plan. In the near term, we are confident that our revised distribution strategy will provide the necessary cash flow to maintain a conservative capital structure through the life of the construction period.”

Financial Highlights	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in millions, except per unit amounts)	2019	2018	% Change	2019	2018	% Change

Soda ash volume produced (millions of short tons)	0.675	0.579	16.6%	1.353	1.248	8.4%
Soda ash volume sold (millions of short tons)	0.679	0.585	16.1%	1.356	1.252	8.3%
Net sales	$129.8	$109.9	18.1%	$260.2	$231.1	12.6%
Net income	$23.8	$34.5	(31.0)%	$49.0	$55.4	(11.6)%
Net income attributable to Ciner Resources LP	$11.3	$16.8	(32.7)%	$23.6	$26.9	(12.3)%
Earnings per Common Unit	$0.56	$0.83	(32.5)%	$1.17	$1.34	(12.7)%
Adjusted EBITDA(1)	$32.8	$42.9	(23.5)%	$66.0	$71.7	(7.9)%
Adjusted EBITDA attributable to Ciner Resources LP(1)	$16.2	$21.5	(24.7)%	$32.9	$35.8	(8.1)%
Net cash provided by operating activities	$22.4	$19.9	12.6%	$28.0	$57.2	(51.0)%
Distributable cash flow attributable to Ciner Resources LP(1)	$13.9	$19.6	(29.1)%	$29.5	$32.7	(9.8)%
Distribution coverage ratio (1)	2.01	1.70	18.2%	2.15	1.43	50.3%
(1)See non-GAAP reconciliations
Three Months Ended June 30, 2019 compared to Three Months Ended June 30, 2018
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended June 30,		Percent Increase/(Decrease)
Net sales (Dollars in millions):	2019	2018
Domestic	$48.0	$60.3	(20.4)%
International	81.8	49.6	64.9%
Total net sales	$129.8	$109.9	18.1%
Sales volumes (thousands of short tons):
Domestic	198.7	271.9	(26.9)%
International	479.8	312.7	53.4%
Total soda ash volume sold	678.5	584.6	16.1%
Average sales price (per short ton):
Domestic	$241.57	$221.77	8.9%
International	$170.49	$158.62	7.5%
Average	$191.30	$187.99	1.8%
Percent of net sales:
Domestic sales	37.0%	54.9%	(32.6)%
International sales	63.0%	45.1%	39.7%
Total percent of net sales	100.0%	100.0%
Consolidated Results
Net sales. Net sales increased by 18.1% to $129.8 million for the three months ended June 30, 2019 from $109.9 million for the three months ended June 30, 2018, primarily driven by an increase in soda ash volumes sold of 16.1% due to higher production for the three months ended June 30, 2019, as well as favorable domestic and international pricing for the quarter. During the second quarter of 2018, production was constrained as a result of unexpected equipment repairs experienced during a planned outage at our facility. The increase in sales prices was also affected by a shift in our sales mix between domestic and international sales volumes for the second quarter of 2019 compared to the second quarter of 2018.

Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, increased by 1.6% to $97.5 million for the three months ended June 30, 2019 from $96.0 million for the three months ended June 30, 2018, primarily due to an increase in freight costs as well as higher variable production costs for the quarter as a result of increased sales and production volumes compared to the second quarter of 2018. Our increased production and freight costs were partially offset by a decrease in employee compensation, medical claims and lower professional fees incurred during the second quarter of 2019.
Selling, general and administrative expenses.  Our selling, general and administrative expenses increased 9.4% to $7.0 million for the three months ended June 30, 2019, compared to $6.4 million for the three months ended June 30, 2018. The increase was driven primarily by increased compensation expenses incurred during the second quarter of 2019 as well as higher selling and administrative fees relating to our affiliate, ANSAC, as a result of our increased sales volume during the current quarter.
Litigation settlement. During the prior year, we recognized $27.5 million related to the settlement of an action filed against Rock Springs Royalty Company LLC (“RSRC”) related to royalty overpayment under Ciner Wyoming LLC’s (Ciner Wyoming) mineral exploration license with RSRC. The case was settled on June 28, 2018. The recognition of this settlement lowered our overall operating costs and expenses in the second quarter of 2018, which positively impacted our operating results for such quarter.
Operating income. As a result of the foregoing and primarily the absence of the litigation settlement in the current quarter, operating income decreased by 27.7% to $25.3 million for the three months ended June 30, 2019, compared to $35.0 million for the three months ended June 30, 2018.
Net income. As a result of the foregoing, net income decreased by 31.0% to $23.8 million for the three months ended June 30, 2019, compared to $34.5 million for the three months ended June 30, 2018.

Six Months Ended June 30, 2019 compared to Six Months Ended June 30, 2018
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Six Months Ended June 30,		Percent Increase/(Decrease)
Net sales (Dollars in millions, except average sales price):	2019	2018
Domestic	$100.9	$115.6	(12.7)%
International	159.3	115.5	37.9%
Total net sales	$260.2	$231.1	12.6%
Sales volumes (thousands of short tons):
Domestic	423.1	528.9	(20.0)%
International	932.5	723.3	28.9%
Total soda ash volume sold	1,355.6	1,252.2	8.3%
Average sales price (per short ton):
Domestic	$238.48	$218.57	9.1%
International	$170.83	$159.68	7.0%
Average	$191.94	$184.56	4.0%
Percent of net sales:
Domestic sales	38.8%	50.0%	(22.4)%
International sales	61.2%	50.0%	22.4%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	31.2%	42.2%	(26.1)%
International volume	68.8%	57.8%	19.0%
Total percent of volume sold	100.0%	100.0%
Consolidated Results
Net sales. Net sales increased by 12.6% to $260.2 million for the six months ended June 30, 2019 from $231.1 million for the six months ended June 30, 2018, primarily driven by an increase in soda ash volumes sold of 8.3% due to higher production for the six months ended June 30, 2019 as well as an increase in average sales prices of 4.0%. During the second quarter of 2018 production was constrained as a result of unexpected equipment repairs experienced during a planned outage at our facility. The increase in sales prices was primarily driven by an increase in domestic and international pricing during the first half of 2019. The increase in sales prices was also affected by a shift in our sales mix between domestic and international sales volumes compared to the first half of 2018.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, increased by 2.5% to $194.0 million for the six months ended June 30, 2019 from $189.2 million for the six months ended June 30, 2018, primarily due to an increase in freight costs as well as higher variable production costs for the quarter primarily as a result of increased sales and production volumes compared to the first half of 2018. Our increased production and freight costs were partially offset by a decrease in employee compensation, medical claims and lower professional fees incurred during the first half of 2019.
Selling, general and administrative expenses. Our selling, general and administrative expenses increased 12.5% to $14.4 million for the six months ended June 30, 2019, compared to $12.8 million for the six months ended June 30, 2018. The increase was primarily due to increased compensation expenses incurred during the first half of 2019 as well as higher legal fees incurred during the first half of 2019 related to our co-generation project and ongoing discussions related to our exit from ANSAC. In addition, we experienced higher selling and administrative fees relating to our affiliate, ANSAC, as a result of our increased sales volume during the first half of 2019.
Litigation settlement. During the prior year, we recognized $27.5 million related to the settlement of an action filed against RSRC related to royalty overpayment under Ciner Wyoming’s mineral exploration license with RSRC. The case was settled on June 28, 2018. The recognition of this gain lowered our overall operating costs and expenses in the second quarter of 2018, which positively impacted our operating results for the six months ended June 30, 2018.
Operating income. As a result of the foregoing and primarily the absence of the litigation settlement in the current period, operating income decreased by 8.5% to $51.8 million for the six months ended June 30, 2019, compared to $56.6 million for the six months ended June 30, 2018.
Net income. As a result of the foregoing, net income decreased by 11.6% to $49.0 million for the six months ended June 30, 2019, compared to $55.4 million for the six months ended June 30, 2018.

CAPEX AND ORE METRICS
The following table summarizes our capital expenditures, on an accrual basis, ore grade and ore to ash ratio:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2019	2018	2019	2018
Capital Expenditures
Maintenance	$4.1	$2.1	$5.2	$4.9
Expansion	6.6	10.7	24.3	15.4
Total	$10.7	$12.8	$29.5	$20.3
Operating and Other Data:
Ore grade(1)	86.6%	86.4%	86.7%	86.2%
Ore to ash ratio(2)	1.49: 1.0	1.55: 1.0	1.51: 1.0	1.55: 1.0
(1)Ore grade is the percentage of raw trona ore that is recoverable as soda ash free of impurities. A higher ore grade will produce more soda ash than a lower ore grade.
(2)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

We are increasing maintenance capital expenditures at our Wyoming facility to both adequately maintain the physical assets and to improve operational reliability at our Wyoming facility. The increase in expansion capital expenditures during the six months ended June 30, 2019 as compared to the same period in 2018 was driven by starting phase one of our co-generation facility. Looking ahead, we will continue to invest to improve the sustainability of our existing assets and to increase production levels to approximately 3.5 million tons of soda ash per year.
FINANCIAL POSITION AND LIQUIDITY

As of June 30, 2019, we had cash and cash equivalents of $9.4 million. In addition, we have approximately $79.5 million ($225.0 million, less $145.5 million outstanding) of remaining capacity under our revolving credit facility. As of June 30, 2019, our leverage and interest coverage ratios, as calculated pursuant to the credit agreement for the Ciner Wyoming Credit Facility, were 1.08: 1.0 and 24.27: 1.0, respectively.

CASH FLOWS AND QUARTERLY CASH DISTRIBUTION
Cash Flows
Cash provided by operating activities decreased to $28.0 million during the six months ended June 30, 2019 compared to $57.2 million of cash provided during the six months ended June 30, 2018, primarily driven by $35.5 million of working capital used in operating activities during the six months ended June 30, 2019, compared to $13.9 million of working capital provided by operating activities during the six months ended June 30, 2018. The $49.4 million increase in working capital used in operating activities was primarily due to the $30.2 million increase in due-from affiliates in 2019 compared to a $22.8 million decrease in 2018, which increase was primarily related to incremental sales levels to ANSAC and timing of collections. Additionally, due from affiliates was increased result of the timing of our funding of pension benefits offered and administered by Ciner Corp for the Partnership and it’s subsidiary, Ciner Wyoming.
Cash provided by operating activities during the six months ended June 30, 2019 was offset by cash used in investing activities of $37.5 million for capital expenditures and cash provided by financing activities during the six month period of $8.7 million. The increase in cash provided by financing activities during the six months ended June 30, 2019 was due to distributions paid of $37.3 million and net borrowings of long-term debt of $46.5 million during the six months ended June 30, 2019 compared to the $4 million in net repayments during the six months ended June 30, 2018. The increase in net borrowings for the period was primarily related to funding of capital expenditures.
Quarterly Distribution
On July 30, 2019, the Partnership declared its second quarter 2019 quarterly cash distribution of $0.340 per unit. The quarterly cash distribution is payable on August 28, 2019 to unitholders of record on August 9, 2019. While we are working on finalizing our capital plans for a new expansion project that we believe will significantly increase production levels up to approximately 3.5 million tons of soda ash per year, such plans will require capital expenditures materially higher than have been incurred by Ciner Wyoming in recent years. To maintain a disciplined financial policy and what we believe is a conservative capital structure we intend to pay for the investment in part through cash generated by the business and in part through debt. When considering the significant investment required by this expansion and the infrastructure improvements designed to increase our overall efficiency, beginning with the quarter ended March 31, 2019, we lowered our quarterly cash distributions from Ciner Wyoming and the Partnership to $0.340 per unit to satisfy approximately 50% of the funding for the project, which we believe will be for approximately 9-11 quarters depending upon business performance. Subject to our business performance, we intend to maintain the distribution at this level until such targets are met.
RELATED COMMUNICATIONS
Ciner Resources LP will host a conference call on August 6, 2019 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 6686417. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call’s completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 6686417, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on Ciner Resources’ website at www.ciner.us.com.
ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.
NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming. Natural Resource Partners L.P. owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.
FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements may contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership’s ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including ANSAC, the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facility, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining and processing of trona ore, and shipment of soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent reports filed with the United States Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.
Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per unit data)	2019	2018	2019	2018
Net sales:
Sales—affiliates	$81.8	$49.6	$159.3	$115.5
Sales—others	48.0	60.3	100.9	115.6
Net sales	$129.8	$109.9	$260.2	$231.1
Operating costs and expenses:
Cost of products sold including freight costs (excludes depreciation, depletion and amortization expense set forth separately below)	90.6	88.7	180.8	175.1
Depreciation, depletion and amortization expense	6.9	7.3	13.2	14.1
Selling, general and administrative expenses—affiliates	5.3	4.3	10.8	9.2
Selling, general and administrative expenses—others	1.7	2.1	3.6	3.6
Litigation settlement	—	(27.5)	—	(27.5)
Total operating costs and expenses	104.5	74.9	208.4	174.5
Operating income	25.3	35.0	51.8	56.6
Other income (expenses):
Interest income	0.1	0.8	0.2	1.4
Interest expense, net	(1.6)	(1.2)	(3.0)	(2.5)
Other, net	—	(0.1)	—	(0.1)
Total other expense, net	(1.5)	(0.5)	(2.8)	(1.2)
Net income	$23.8	$34.5	$49.0	$55.4
Net income attributable to non-controlling interest	12.5	17.7	25.4	28.5
Net income attributable to Ciner Resources LP	$11.3	$16.8	$23.6	$26.9
Other comprehensive loss:
Income/(loss) on derivative financial instruments	(1.6)	(1.0)	0.4	(3.2)
Comprehensive income	22.2	33.5	49.4	52.2
Comprehensive income attributable to non-controlling interest	11.7	17.2	25.6	26.9
Comprehensive income attributable to Ciner Resources LP	$10.5	$16.3	$23.8	$25.3

Net income per limited partner unit:
Net income per limited partner units (basic and diluted)	$0.56	$0.83	$1.17	$1.34
Limited partner units outstanding:
Weighted average common units outstanding (basic and diluted)	19.7	19.7	19.7	19.7

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	June 30, 2019	December 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$9.4	$10.2
Accounts receivable—affiliates	100.3	70.1
Accounts receivable, net	35.3	36.9
Inventory	22.4	22.3
Other current assets	2.1	2.0
Total current assets	169.5	141.5
Property, plant and equipment, net	282.7	266.7
Other non-current assets	26.9	26.4
Total assets	$479.1	$434.6
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$14.0	$17.6
Due to affiliates	3.9	2.6
Accrued expenses	33.8	44.4
Total current liabilities	51.7	64.6
Long-term debt	145.5	99.0
Other non-current liabilities	9.3	10.9
Total liabilities	206.5	174.5
Commitments and contingencies
Equity:
Common unitholders - Public and Ciner Holdings (19.7 units issued and outstanding at June 30, 2019 and December 31, 2018)	159.4	153.8
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding at June 30, 2019 and December 31, 2018)	4.0	3.9
Accumulated other comprehensive loss	(3.6)	(3.8)
Partners’ capital attributable to Ciner Resources LP	159.8	153.9
Non-controlling interest	112.8	106.2
Total equity	272.6	260.1
Total liabilities and partners’ equity	$479.1	$434.6

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
(In millions)	2019	2018

Cash flows from operating activities:
Net income	$49.0	$55.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	13.3	14.3
Litigation settlement	—	(27.5)
Equity-based compensation expense	1.0	1.0
Other non-cash items	0.2	0.1
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - affiliates	(30.2)	22.8
Accounts receivable, net	1.6	(7.9)
Inventory	(0.3)	(1.5)
Other current and other non-current assets	—	(0.1)
Increase/(decrease) in:
Accounts payable	(3.8)	(0.6)
Due to affiliates	1.3	1.0
Accrued expenses and other liabilities	(4.1)	0.2
Net cash provided by operating activities	28.0	57.2
Cash flows from investing activities:
Capital expenditures	(37.5)	(14.9)
Net cash used in investing activities	(37.5)	(14.9)
Cash flows from financing activities:
Borrowings on Ciner Wyoming credit facility	90.0	55.0
Repayments on Ciner Wyoming credit facility	(43.5)	(59.0)
Common units surrendered for taxes	(0.5)	(0.3)
Distributions to common unitholders	(17.9)	(22.3)
Distributions to general partner	(0.4)	(0.5)
Distributions to non-controlling interest	(19.0)	(24.5)
Net cash provided by (used in) financing activities	8.7	(51.6)
Net decrease in cash and cash equivalents	(0.8)	(9.3)
Cash and cash equivalents at beginning of period	10.2	30.2
Cash and cash equivalents at end of period	$9.4	$20.9

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except per unit data)	2019	2018	2019	2018
Reconciliation of Adjusted EBITDA to net income:
Net income	$23.8	$34.5	$49.0	$55.4
Add backs:
Depreciation, depletion and amortization expense	6.9	7.3	13.2	14.1
Interest expense, net	1.5	0.4	2.8	1.1
Restructuring charges and other, net (included in selling, general and administrative expenses)	—	0.1	—	0.1
Equity-based compensation expenses	0.6	0.6	1.0	1.0
Adjusted EBITDA	$32.8	$42.9	$66.0	$71.7
Less: Adjusted EBITDA attributable to non-controlling interest	16.6	21.4	33.1	35.9
Adjusted EBITDA attributable to Ciner Resources LP	$16.2	$21.5	$32.9	$35.8

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$16.2	$21.5	$32.9	$35.8
Less: Cash interest expense, net attributable to Ciner Resources LP	0.8	0.5	1.4	0.8
Less: Maintenance capital expenditures attributable to Ciner Resources LP	1.5	1.4	2.0	2.3
Distributable cash flow attributable to Ciner Resources LP	$13.9	$19.6	$29.5	$32.7

Cash distribution declared per unit	$0.340	$0.567	$0.680	$1.134
Total distributions to unitholders and general partner	$6.9	$11.5	$13.7	$22.9
Distribution coverage ratio	2.01	1.70	2.15	1.43

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$22.4	$19.9	$28.0	$57.2
Add/(less):
Amortization of long-term loan financing	(0.1)	(0.1)	(0.1)	(0.2)
Net change in working capital	9.3	(4.8)	35.5	(13.9)
Litigation settlement	—	27.5	—	27.5
Interest expense, net	1.5	0.4	2.8	1.1
Other non-cash items	(0.3)	(0.1)	(0.2)	(0.1)
Adjusted EBITDA	$32.8	$42.9	$66.0	$71.7
Less: Adjusted EBITDA attributable to non-controlling interest	16.6	21.4	33.1	35.9
Adjusted EBITDA attributable to Ciner Resources LP	$16.2	$21.5	$32.9	$35.8
Less: Cash interest expense, net attributable to Ciner Resources LP	0.8	0.5	1.4	0.8
Less: Maintenance capital expenditures attributable to Ciner Resources LP	1.5	1.4	2.0	2.3
Distributable cash flow attributable to Ciner Resources LP	$13.9	$19.6	$29.5	$32.7

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q2-2019	Q2-2019	Q1-2019	Q4-2018	Q3-2018	Q2-2018
Reconciliation of Adjusted EBITDA to net income:
Net income	$96.6	$23.8	$25.2	$28.6	$19.0	$34.5
Add backs:
Depreciation, depletion and amortization expense	27.5	6.9	6.3	7.0	7.3	7.3
Interest expense, net	4.9	1.5	1.3	1.1	1.0	0.4
Restructuring charges and other, net (included in selling, general and administrative expenses)	—	—	—	—	—	0.1
Equity-based compensation expense	1.8	0.6	0.4	0.3	0.5	0.6
Adjusted EBITDA	130.8	32.8	33.2	37.0	27.8	42.9
Less: Adjusted EBITDA attributable to non-controlling interest	65.6	16.6	16.5	18.5	14.0	21.4
Adjusted EBITDA attributable to Ciner Resources LP	$65.2	$16.2	$16.7	$18.5	$13.8	$21.5

Adjusted EBITDA attributable to Ciner Resources LP	$65.2	$16.2	$16.7	$18.5	$13.8	$21.5
Less: Cash interest expense, net attributable to Ciner Resources LP	2.8	0.8	0.6	0.6	0.8	0.5
Less: Maintenance capital expenditures attributable to Ciner Resources LP	7.3	1.5	0.5	4.0	1.3	1.4
Distributable cash flow attributable to Ciner Resources LP	$55.1	$13.9	$15.6	$13.9	$11.7	$19.6

Cash distribution declared per unit	$1.814	$0.340	$0.340	$0.567	$0.567	$0.567
Total distributions to unitholders and general partner	$36.5	$6.9	$6.8	$11.4	$11.4	$11.5
Distribution coverage ratio	1.51	2.01	2.29	1.22	1.03	1.70

CONTACTS:

Ciner Resources LP

Investor Relations
Ed Freydel
Vice President, Finance
(770) 375-2323
EFreydel@ciner.us.com